CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS THIRD QUARTER 2021 RESULTS
Delivered Solid Sales and Earnings Growth; Recently Initiated Dividend Program
BLOOMFIELD HILLS, Michigan, October 28, 2021 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2021.
TriMas Highlights
•Increased third quarter net sales by 11.5%, with record third quarter sales in TriMas' Packaging segment
•Leveraged increased sales to nearly double year-over-year operating profit in the Specialty Products segment
•Reported diluted EPS of $0.45, while adjusted diluted EPS(1) increased by 9.6% to $0.57
•Added quarterly dividend program to the Company's balanced, long-term capital allocation strategy
•Raised full year 2021 Free Cash Flow(2) outlook and reaffirmed 2021 sales and adjusted diluted EPS(1) outlook midpoints
Third Quarter 2021
TriMas reported third quarter 2021 net sales of $222.4 million, an increase of 11.5% compared to $199.5 million in third quarter 2020, as a result of organic growth, acquisition-related sales and favorable currency exchange. The Company reported operating profit of $30.8 million in third quarter 2021, compared to an operating loss of $108.3 million in third quarter 2020. This increase was primarily the result of the Company's third quarter 2020 pre-tax, noncash goodwill and indefinite-lived intangible asset impairment charges in its Aerospace segment. Adjusting for Special Items(3), third quarter 2021 adjusted operating profit was $31.6 million, a 6.8% increase compared to $29.6 million in the prior year period, primarily as a result of higher overall sales and improved profit margin within the Specialty Products segment, partially offset by increased input costs in third quarter 2021.
The Company reported third quarter 2021 net income of $19.6 million, or $0.45 per diluted share, compared to a net loss of $100.9 million, or $(2.32) per diluted share resulting primarily from the impairment charges in the prior year period. Third quarter 2021 adjusted net income(3) was $20.5 million, or $0.57 per diluted share, an increase of 9.8% compared to $18.6 million, or $0.52 per diluted share, in the prior year period.
"Overall, we are pleased with our third quarter results and our continued positive momentum," said Thomas Amato, TriMas President and Chief Executive Officer. "Our business profile, which is based on providing innovative products to a broad set of customers in diverse end markets, has continued to deliver strong results. Our dedicated global team remains committed to achieving customer satisfaction and high performance. During the third quarter, we achieved sales growth of 11.5% and adjusted diluted EPS(1) of $0.57, an increase of 9.6% as compared to the prior year.
"Our solid execution in the quarter was complemented by our balanced approach to capital allocation and disciplined management of our balance sheet. Last week, we were excited to announce the initiation of a dividend program, and believe our capital structure enables us to continue to invest in organic growth initiatives and strategic acquisitions, while also returning capital to shareholders through share repurchases and now dividends. We believe our focus on maintaining a strong balance sheet, coupled with consistent cash generation, is a sound formula to deliver long-term value to our shareholders.
"While there are still continued macro uncertainties and input cost pressures, we continue to proactively manage our businesses, leveraging the TriMas Business Model. As a result, we are raising our full year 2021 Free Cash Flow(2) outlook and reaffirming our full year 2021 sales and EPS outlook midpoints, while also tightening the ranges. We now anticipate full year 2021 sales growth of 10% to 13% compared to 2020, and adjusted EPS(1) to range between $2.18 to $2.27 per share, a 16% increase at the midpoint compared to 2020. As a result of our proactive actions during the past year, we believe we are a stronger and leaner organization, and are poised to capitalize on new product and M&A opportunities as they arise." Amato concluded.

Financial Position
The Company reported net cash provided by operating activities of $35.1 million for third quarter 2021, compared to $48.3 million in third quarter 2020. The Company reported Free Cash Flow(2) of $24.7 million for third quarter 2021, as compared to $41.6 million in third quarter 2020, with the change driven by planned additional capital investment to localize production in the United States and add future capacity for new programs primarily in TriMas' Packaging group. The Company increased its full year 2021 Free Cash Flow(2) outlook from greater than 100% of net income to greater than 110% of net income. Please see Appendix I for further details.
On October 21, 2021, TriMas announced it has added a dividend program to its long-term capital allocation strategy to return part of its cash flow to its shareholders. The Board of Directors approved the payment of a cash dividend of $0.04 per share of TriMas Corporation stock which will be payable on November 10, 2021, to shareholders of record as of the close of business on November 3, 2021. TriMas intends to pay regular quarterly dividends, with future dividend payments subject to review and approval by its Board of Directors.
In addition, during the third quarter of 2021, the Company repurchased 129,866 shares of its outstanding common stock for approximately $4.0 million. On a year to date basis, the Company reduced total shares outstanding by 0.8%. As of September 30, 2021, $143.5 million remained available under the Company's repurchase authorization.
TriMas ended third quarter 2021 with $125.8 million of unrestricted cash on hand, $429.8 million of unrestricted cash and aggregate availability under its revolving credit facilities, and a leverage ratio of 1.7x as defined in the Company's credit agreement. TriMas reported total debt of $393.6 million as of September 30, 2021, an increase as compared to $346.3 million as of December 31, 2020, due to the upsizing of the 4.125% notes due 2029 during the Company's March 2021 refinance.
Third Quarter Segment Results
TriMas operates in three segments: Packaging, Aerospace and Specialty Products. With its diversified portfolio of businesses, each of which go to market with well-recognized brand names in the markets they serve, TriMas predominantly participates in the consumer products, aerospace & defense, and industrial markets. Its largest segment is Packaging, generating approximately two-thirds of TriMas' overall sales, followed by the Aerospace and Specialty Products segments, which comprise of approximately 21% and 15% of total sales, respectively.
Packaging (Approximately 64% of TriMas September 30, 2021 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke®, Taplast™, Affaba & Ferrari™ and Rapak® brands, develops and manufactures specialty dispensing, closure and flexible container products for applications in the beauty & personal care, food & beverage, pharmaceutical & nutraceutical, industrial and home care end markets. Net sales for the third quarter increased 2.1% compared to the year ago period, primarily due to acquisition-related sales, higher demand for products sold into industrial and food & beverage applications, and the impact of favorable currency exchange. The sales increases offset the planned abatement in demand from the record sales rate of dispensing pumps and closure products that help fight the spread of germs in the second half of 2020 related to the global pandemic. Third quarter operating profit decreased, as the impacts of higher sales levels and a more favorable product sales mix were more than offset by higher input costs as there is a timing lag to recover via commercial actions. The Company remains committed to building out TriMas' packaging platform through commercializing new innovative products and expanding the product set through acquisitions.
Aerospace (Approximately 21% of TriMas September 30, 2021 LTM sales)
TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™, RSA Engineered Products™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined components to serve the aerospace, including military and defense, end market. Net sales for the third quarter increased 18.9% compared to the year ago period, primarily due to customers' stocking orders spanning over 2021. Except for the stocking orders in each quarter of 2021, this segment continues to be affected by low levels of demand related to the impact of reductions in air travel and commercial and business jet production as a result of the global pandemic. Third quarter operating profit and the related margin increased as the savings from realignment actions and a more favorable product sales mix more than offset production inefficiencies as a result of the pandemic. The Company continues to focus on balancing cost structures and positioning for a recovery in the end markets impacted by the pandemic.

Specialty Products (Approximately 15% of TriMas September 30, 2021 LTM sales)
TriMas' Specialty Products segment, which includes the Norris Cylinder™ and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, as well as wellhead products, for use within the welding and HVAC, military, industrial, and oil and gas end markets. Norris Cylinder, which has recently been designated a "Made in the USA" manufacturer and is the only remaining steel cylinder manufacturer in North America, represents the majority of sales in this segment. Third quarter net sales increased 50.3% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as end markets have improved from the COVID-19 pandemic downturn in 2020. Third quarter operating profit and the related margin increased as a result of higher sales and the positive impact of factory floor improvement actions. The Company continues to focus on continuous improvement initiatives, and is now realizing the leveraging benefits as demand increases.
Outlook
The Company raised its 2021 Free Cash Flow(2) outlook and reaffirmed its full year 2021 sales and earnings outlook midpoints, while tightening the ranges previously provided on its second quarter earnings call. The Company is now estimating that TriMas’ 2021 consolidated sales growth will range between 10% to 13%, as compared to full year 2020, and as compared to the previously provided sales growth range of 9% to 14%. The Company now expects full year 2021 adjusted diluted earnings per share(1) to be in the range of $2.18 to $2.27, from the previous range of $2.15 to $2.30 per share, and as compared to $1.92 for full year 2020. In addition, the Company has increased its 2021 Free Cash Flow(2) outlook from greater than 100% of net income to greater than 110% of net income.
"During the third quarter, we continued to see increasing input costs, primarily resin, steel and freight, and we continued to operate in a constrained labor environment. We anticipate that we will be able to offset these challenges, and therefore, are reaffirming our outlook midpoints. We are pleased to expect full year 2021 sales growth in all three segments and an EPS range representing an increase of approximately 16% at the midpoint, as compared to 2020, especially in light of the continued macro uncertainties," added Amato.
All of the above amounts considered as 2021 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)
Conference Call Information
TriMas will host its third quarter 2021 earnings conference call today, Thursday, October 28, 2021, at 10 a.m. ET. The call-in number is (800) 367-2403. Participants should request to be connected to the TriMas third quarter 2021 earnings conference call (Confirmation Code 5060586). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode 5060586) beginning October 28, 2021, at 3 p.m. ET through November 4, 2021, at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; information technology and other cyber-related risks; the performance of our subcontractors and suppliers; supply constraints, including the availability and cost of raw materials; market demand; intellectual property factors; litigation; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; our leverage; liabilities imposed by our debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; the disruption of operations from catastrophic or extraordinary events, including natural disasters and public health crises; the potential impact of Brexit; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimascorp.com under the “Investors” section.
(1)The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(2), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
(3) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
About TriMas
TriMas is a global manufacturer and provider of products for customers primarily in the consumer products, aerospace and industrial end markets, with approximately 3,300 dedicated employees in 11 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the end markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2021	December 31, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$136,960	$73,950
Receivables, net	135,010	113,410
Inventories	154,330	149,380
Prepaid expenses and other current assets	17,070	15,090
Total current assets	443,370	351,830
Property and equipment, net	254,330	253,060
Operating lease right-of-use assets	37,360	37,820
Goodwill	299,040	303,970
Other intangibles, net	187,770	206,200
Deferred income taxes	9,190	19,580
Other assets	27,200	21,420
Total assets	$1,258,260	$1,193,880
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$71,990	$69,910
Accrued liabilities	59,820	60,540
Operating lease liabilities, current portion	6,600	6,740
Total current liabilities	138,410	137,190
Long-term debt, net	393,600	346,290
Operating lease liabilities	31,860	31,610
Deferred income taxes	19,250	24,850
Other long-term liabilities	60,820	69,690
Total liabilities	643,940	609,630
Total shareholders' equity	614,320	584,250
Total liabilities and shareholders' equity	$1,258,260	$1,193,880

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net sales	$222,420	$199,460	$648,140	$581,800
Cost of sales	(163,980)	(147,530)	(480,340)	(446,270)
Gross profit	58,440	51,930	167,800	135,530
Selling, general and administrative expenses	(27,620)	(25,650)	(90,300)	(107,570)
Impairment of goodwill and indefinite-lived intangible assets	—	(134,600)	—	(134,600)
Operating profit (loss)	30,820	(108,320)	77,500	(106,640)
Other expense, net:
Interest expense	(3,440)	(3,450)	(11,110)	(11,260)
Debt financing and related expenses	—	—	(10,520)	—
Other income (expense), net	(540)	(1,200)	(800)	(150)
Other expense, net	(3,980)	(4,650)	(22,430)	(11,410)
Income (loss) before income tax expense	26,840	(112,970)	55,070	(118,050)
Income tax benefit (expense)	(7,250)	12,100	(10,580)	14,600
Net income (loss)	$19,590	$(100,870)	$44,490	$(103,450)
Basic earnings (loss) per share:
Net income (loss) per share	$0.46	$(2.32)	$1.03	$(2.37)
Weighted average common shares—basic	42,889,922	43,457,704	43,061,707	43,707,331
Diluted earnings (loss) per share:
Net income (loss) per share	$0.45	$(2.32)	$1.03	$(2.37)
Weighted average common shares—diluted	43,094,099	43,457,704	43,345,777	43,707,331

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$44,490	$(103,450)
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill and indefinite-lived intangible assets	—	134,600
Loss on dispositions of assets	130	1,080
Depreciation	23,740	21,700
Amortization of intangible assets	16,150	15,460
Amortization of debt issue costs	740	860
Deferred income taxes	3,480	(17,790)
Non-cash compensation expense	7,320	5,610
Debt financing and related expenses	10,520	—
Non-cash change in legacy liability estimate	—	23,400
Increase in receivables	(23,260)	(6,210)
(Increase) decrease in inventories	(5,850)	4,510
(Increase) decrease in prepaid expenses and other assets	(3,830)	5,500
Increase (decrease) in accounts payable and accrued liabilities	450	(7,410)
Other operating activities	3,660	1,250
Net cash provided by operating activities, net of acquisition impact	77,740	79,110
Cash Flows from Investing Activities:
Capital expenditures	(29,850)	(17,670)
Acquisition of businesses, net of cash acquired	—	(95,160)
Net proceeds from disposition of business, property and equipment	160	1,930
Net cash used for investing activities	(29,690)	(110,900)
Cash Flows from Financing Activities:
Retirement of senior notes	(300,000)	—
Proceeds from issuance of senior notes	400,000	—
Proceeds from borrowings on revolving credit facilities	—	300,950
Repayments of borrowings on revolving credit facilities	(48,620)	(303,240)
Debt financing fees and senior notes redemption premium	(13,570)	—
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(4,690)	(2,600)
Payments to purchase common stock	(18,160)	(36,050)
Net cash provided by (used for) financing activities	14,960	(40,940)
Cash and Cash Equivalents:
Increase (decrease) for the period	63,010	(72,730)
At beginning of period	73,950	172,470
At end of period	$136,960	$99,740
Supplemental disclosure of cash flow information:
Cash paid for interest	$6,490	$7,490
Cash paid for taxes	$8,250	$6,660

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Packaging
Net sales	$138,010	$135,120	$409,730	$364,000
Operating profit	$27,340	$28,020	$76,490	$70,340
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	830	750
Business restructuring and severance costs	—	—	1,900	2,730
Adjusted operating profit	$27,340	$28,020	$79,220	$73,820

Aerospace
Net sales	$46,510	$39,130	$135,680	$130,660
Operating profit (loss)	$3,980	$(133,500)	$10,600	$(132,630)
Special Items to consider in evaluating operating profit:
Impairment of goodwill and indefinite-lived intangible assets	—	134,600	—	134,600
Pre-acquisition contingent liability	—	2,000	—	2,000
Purchase accounting costs	—	—	—	2,030
Business restructuring and severance costs	580	600	1,650	8,110
Adjusted operating profit	$4,560	$3,700	$12,250	$14,110

Specialty Products
Net sales	$37,900	$25,210	$102,730	$87,140
Operating profit	$6,660	$3,380	$17,190	$870
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	—	9,700
Adjusted operating profit	$6,660	$3,380	$17,190	$10,570

Corporate Expenses
Operating loss	$(7,160)	$(6,220)	$(26,780)	$(45,220)
Special Items to consider in evaluating operating loss:
Change in accounting policy for asbestos-related costs	—	—	—	23,400
M&A diligence and transaction costs	170	710	830	1,780
Business restructuring and severance costs	40	—	5,520	640
Adjusted operating loss	$(6,950)	$(5,510)	$(20,430)	$(19,400)

Total Company
Net sales	$222,420	$199,460	$648,140	$581,800
Operating profit (loss)	$30,820	$(108,320)	$77,500	$(106,640)
Total Special Items to consider in evaluating operating profit	790	137,910	10,730	185,740
Adjusted operating profit	$31,610	$29,590	$88,230	$79,100

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net income (loss), as reported	$19,590	$(100,870)	$44,490	$(103,450)
Special Items to consider in evaluating quality of net income (loss):
Impairment of goodwill and indefinite-lived intangible assets	—	134,600	—	134,600
Change in accounting policy for asbestos-related costs	—	—	—	23,400
Business restructuring and severance costs	620	600	9,680	21,180
Purchase accounting costs	—	—	830	2,780
M&A diligence and transaction costs	170	710	830	2,080
Pre-acquisition contingent liability	—	2,000	—	2,000
Debt financing and related expenses	—	—	10,520	—
Income tax effect of Special Items(1)	80	(18,400)	(5,830)	(30,190)
Adjusted net income	$20,460	$18,640	$60,520	$52,400

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Diluted earnings (loss) per share, as reported	$0.45	$(2.32)	$1.03	$(2.37)
Dilutive impact (2)	—	0.01	—	0.01
Special Items to consider in evaluating quality of EPS:
Impairment of goodwill and indefinite-lived intangible assets	—	3.08	—	3.07
Change in accounting policy for asbestos-related costs	—	—	—	0.53
Business restructuring and severance costs	0.02	0.01	0.22	0.48
Purchase accounting costs	—	—	0.02	0.06
M&A diligence and transaction costs	0.01	0.02	0.02	0.05
Pre-acquisition contingent liability	—	0.05	—	0.05
Debt financing and related expenses	—	—	0.24	—
Income tax effect of Special Items(1)	—	(0.42)	(0.13)	(0.69)
Pre-tax amortization of acquisition-related intangible assets	0.12	0.12	0.37	0.35
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.09)	(0.09)
Adjusted diluted EPS	$0.57	$0.52	$1.68	$1.45
Weighted-average shares outstanding(2)	43,094,099	43,672,026	43,345,777	43,930,237
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and nine month periods ended September 30, 2021 and 2020, the income tax effect of Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.
(2) 214,322 and 222,906 shares for the three and nine months ended September 30, 2020, respectively, would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$35,070	$1,180	$36,250	$48,270	$1,740	$50,010
Less: Capital expenditures	(11,520)	—	(11,520)	(8,420)	—	(8,420)
Free Cash Flow	23,550	1,180	24,730	39,850	1,740	41,590
Net income (loss)	19,590	870	20,460	(100,870)	119,510	18,640
Free Cash Flow as a percentage of net income	120%		121%	NM		223%

	Nine months ended September 30,
	2021			2020
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$77,740	$7,770	$85,510	$79,110	$7,100	$86,210
Less: Capital expenditures	(29,850)	—	(29,850)	(17,670)	—	(17,670)
Free Cash Flow	47,890	7,770	55,660	61,440	7,100	68,540
Net income (loss)	44,490	16,030	60,520	(103,450)	155,850	52,400
Free Cash Flow as a percentage of net income	108%		92%	NM		131%

	September 30, 2021	December 31, 2020	September 30, 2020
Long-term debt, net	$393,600	$346,290	$295,550
Less: Cash and cash equivalents	136,960	73,950	99,740
Net Debt	$256,640	$272,340	$195,810

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2021
	Low	High
Diluted earnings per share (GAAP)	$1.44	$1.53
Pre-tax amortization of acquisition-related intangible assets(1)	0.49	0.49
Income tax benefit on amortization of acquisition-related intangible assets	(0.12)	(0.12)
Impact of Special Items(2)	0.37	0.37
Adjusted diluted earnings per share	$2.18	$2.27

(1) These amounts relate to acquisitions completed prior to September 30, 2021. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.